CONSENT OF WILLIAM J. LEWIS

In connection with the Company's Material Change Report dated July 7, 2023 (the "MCR"), William J. Lewis has reviewed and approved all reports, valuations, statements or opinions in the MCR, either directly or in a document referenced therein, made by Alan San Martin with respect to scientific and technical information contained in the "NI 43-101 Technical Report Preliminary Economic Assessment for the Wildcat and Mountain View Projects, Pershing and Washoe Counties, Nevada, USA", dated July 30, 2023, which is being included in or incorporated by reference into the Registration Statement on Form F-10 being filed by the Company with the United States Securities and Exchange Commission and any amendments thereto and into the prospectus included therein.

Date: January 16, 2024

/s/ William J. Lewis

Name: William J. Lewis, P. Geo.

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